Exhibit 10.13

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of October 18, 2017, is entered into between Mosaic Acquisition Corporation, a Delaware Corporation with its principal office at 375 Park Avenue , New York, NY 10152 (“Mosaic”), CFO Bullpen LLC, a New Hampshire limited liability company (“Consultant”) and, solely for purposes of Sections 1 and 6 hereof, William H. Mitchell (“Mitchell”).

WHEREAS, Mosaic desires to obtain the services of Mitchell on the terms and conditions set forth herein, and Consultant desires to make available to Mosaic the services of Mitchell on the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1.	Services; Term.

(a)	Duties and Responsibilities. Subject to the terms and conditions of this Agreement, Mosaic hereby engages Consultant, and Consultant shall provide for Mitchell’s provision of services to Mosaic, and Mitchell specifically agrees to provide services to Mosaic, as its Chief Financial Officer during the Term (as defined below). Consultant agrees that the services to be performed under this Agreement shall be performed exclusively by Mitchell. During the Term, Mitchell shall devote his principal business time and attention to the business and affairs of Mosaic and its subsidiaries and affiliates. During the Term, Consultant and Mitchell shall observe and comply with Mosaic’s policies, rules and regulations regarding the performance of Mitchell’s duties, shall use its and his best efforts, skills and abilities to promote Mosaic’s interests and shall perform his duties faithfully, competently and in such manner as Mosaic’s Chief Executive Officer and Board of Directors (the “Board”) may from time to time reasonably direct. Consultant and Mitchell each agrees to abide by and enter into any confidentially, duty of loyalty and noncompetition and non solicitation agreement reasonably required by Mosaic.

(b)	Principal Place of Services. Mitchell shall provide the Services principally from his residence in Hanover, New Hampshire or at such other location as shall be mutually acceptable to Consultant, Mitchell and the Board.

(c)

Representations. Consultant and Mitchell each affirm and represent that it and he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, its or his acceptance of engagement hereunder, the engage of Consultant by Mosaic, or Consultant’s or Mitchell’s undertakings under this Agreement.

Notwithstanding the foregoing, Mosaic acknowledges that Mitchell is an active participant in several charitable organizations and agrees that Mitchell may, work remotely and on a partial day basis on days for which Mitchell is performing duties relating to the charitable organizations, provided that performance of such duties does not conflict with his obligations under this Agreement. Consultant is an entity that is wholly-owned and controlled by Mitchell.

(d)	Consultant’s engagement and Mitchell’s services hereunder commenced on August 15, 2017 (the “Commencement Date”), and shall terminate upon the earliest to occur of (i) the completion of Mosaic’s initial business combination (the “Business Combination”) (ii) the final liquidation of Mosaic or (iii) such earlier termination as set forth in Section 3 below. The period of time from the Effective Date through the termination of Consultant’s and Mitchell’s services hereunder shall be referred to as the “Term.”

2.	Compensation and Certain Benefits. Mosaic shall pay the following compensation and provide the following benefits during the Term.

(a)	Base Fee. During the Term, Consultant shall receive a base fee of $5,000 per month (the “Base Fee”), commencing on the closing of Mosaic’s initial public offering (the “IPO”) payable in monthly installments. Consultant’s Base Fee shall not be decreased during the Term without the mutual consent of Consultant and Mosaic.

(b)	Additional Compensation. Consultant’s total compensation opportunity shall be determined based upon an hourly rate of $330.00 multiplied by the number of hours worked for Mosaic. Consultant shall report Mitchell’s hours worked monthly to the Chief Executive Officer of Mosaic and maintain records of Mitchell’s activities supporting those hours. Consultant will be paid an additional payment equal to the following formula: Total hours worked for Mosaic multiplied by $330.00) minus cumulative Base Fee paid (the “Additional Cash Compensation”). The Additional Cash Compensation shall be payable upon termination of Consultant’s engagement and the Term; provided that if the IPO does not occur then no Additional Cash Compensation shall be paid or payable. Additionally, if Mosaic completes a Business Combination consistent with the provisions of any S-1 filing during Consultant’s engagement with Mosaic, Consultant shall receive additional compensation payable in a number of common shares of Mosaic determined in accordance with the following formula: Total hours worked for Mosaic divided by 1,000, multiplied by 17,895) (the “Equity Compensation”). The Equity Compensation shall be delivered on the six-month anniversary of the date of the completion of such Business Combination.

(c)	Housing and Travel Expenses. Mosaic will promptly reimburse Consultant for Mitchell’s reasonable expenses associated with travel and lodging in New York City during any visit to New York City made for the convenience of Mosaic. It is agreed that the amount for lodging shall not exceed $350 per night during the Term and the reasonable expenses of travel be determined consistent with IRS regulations. Consultant shall otherwise be reimbursed for reasonable business expenses incurred in the execution of Mitchell’s services consistent with other Mosaic executives. Consultant agrees to submit documentation and substantiation of such travel, lodging and business expenses to Mosaic within 30 days after incurring such expenses.

(d)	Acknowledgments. Consultant acknowledges that (i) Consultant and Mitchell shall provide services as an independent contractor, and not an employee, of Mosaic within the meaning of all federal, state and local laws and regulations governing employment relationships, including insurance, workers’ compensation, industrial accident, labor and taxes; and (ii) except as specifically noted above with respect to certain expense reimbursements, Mitchell shall not be entitled to participate in any employee benefit plans or arrangements of Mosaic and shall not be provided with health and welfare benefits, including without limitation medical and dental coverage. Consultant and Mitchell shall be solely responsible for any workers’ compensation, unemployment or disability insurance payments, or any social security, income tax or other withholdings, deductions or payments (including self-employment taxes) that may be required by federal, state or local law with respect to any sums paid to Consultant and Mitchell hereunder. Consultant acknowledges and agrees that it shall be required to pay and shall timely remit all taxes to the Internal Revenue Service and any other required governmental agencies with respect to the provision of Mitchell’s services and Consultant and Mitchell shall indemnify the Company for any breaches of this Section 2(d). Without limiting the generality of this Section 2(d), Mosaic may deduct and withhold from any amounts payable under this Agreement, including, without limitation, he payment of any Base Fee, Additional Cash Compensation, Equity Compensation and any other compensation hereunder any federal, state, local, non-US or other taxes as are required or permitted to be withheld pursuant to applicable law or regulation.

3.	Termination; Certain Payments.

(a)	Termination Without Cause or With Good Reason. If during the Term, Mosaic terminates Consultant’s and Mitchell’s services hereunder without Cause (as defined below), or if Consultant terminates its and Mitchell’s services hereunder with Mosaic for Good Reason (as defined below), Mosaic will pay to Consultant amounts obligated under Section 2(b) to the extent not yet paid, such that the Additional Cash Compensation shall be paid upon termination of services and the Equity Compensation shall be paid at the conclusion of the Business Combination.

(b)	Non-Duplication of Benefits; No Interest. In the event of the termination of Consultant’s and Mitchell’s services hereunder, nothing in this Agreement require Mosaic to make any payment or to provide any benefit to Consultant or Mitchell that Mosaic is otherwise required to provide under any other contract, agreement or arrangement. No interest shall accrue on or be paid with respect to any portion of any payments hereunder, except as required by law.

(c)	General Release. Notwithstanding anything to the contrary, any payments or benefits payable under this Section 3 shall be (A) conditioned upon Consultant and Mitchell having provided an irrevocable waiver and general release of claims in favor of Mosaic and its affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in a form provided by Mosaic that has become effective and irrevocable in accordance with its terms within fifty five days after such termination of employment (the “Release Condition”) and (B) subject to Consultant’s and Mitchell’s continued compliance with its and his obligations under this Agreement. Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 5(e) below) provided that the Release Condition is satisfied.

(d)	Upon termination of Consultant’s and Mitchell’s services hereunder for any reason, and regardless of whether Mitchell continues as a consultant to Mosaic, upon Mosaic’s request Consultant shall cause Mitchell to resign, as of the date of such termination of services or such other date requested, from any position Mitchell holds with Mosaic or its affiliates, whether as an officer, director, or otherwise to the extent Mitchell is then serving thereon.

4.	Definitions. In addition to certain terms defined elsewhere in this Agreement, the following terms will have the following respective meanings:

(a)	“Cause” means the occurrence of any of the following:

(i)	the willful and continuing refusal of Mitchell to follow the lawful directives of the Chief Executive Officer or the Board, provided that such directives are consistent with Mitchell’s title and position;

(ii)	conduct that is intentional and known by Mitchell to be materially harmful or potentially materially harmful to Mosaic’s best interest;

(iii)	gross negligence in the performance of, or willful disregard of, Mitchell’s obligations hereunder;

(iv)	Mitchell’s conviction of any felony;

(v)	Mitchell’s commission of any act of dishonesty or moral turpitude which, in the good faith opinion of the Board, is materially detrimental to Mosaic; or

(vi)	any material breach by Consultant or Mitchell of this Agreement;

provided, however, that in the event of a termination due to one or more of the reasons set forth in clauses (a)(i), (ii), (iii) and/or (vi), Consultant and Mitchell shall be provided with a period of five (5) business days from the date Mosaic gives notice of such termination to effectively cure or remedy such reason or reasons (unless such cure or remedy is not practicable or if the Board determines in good faith that its fiduciary obligation requires a termination immediately).

(b)	“Good Reason” means the occurrence of any of the following:

(i)	any material breach by Mosaic of its obligations under this Agreement;

(ii)	a significant diminution of Mitchell’s position as the Chief Financial Officer of Mosaic as set forth in Section 1 without Consultant’s consent; or

(iii)	a failure by Mosaic to obtain a written agreement from any successor or assign of Mosaic to assume the material obligations under this Agreement upon the consummation of the Business Combination.

If Consultant does not give Mosaic a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within twenty-five (25) days after Consultant has knowledge that an event constituting Good Reason has occurred, or is deemed to have occurred, the event will no longer constitute Good Reason. In addition, Consultant must give Mosaic notice and thirty (30) days to cure, and if not cured, the Consultant must, actually terminate its services (and Mitchell’s services) within 120 days following, the event constituting Good Reason; otherwise, that event will no longer constitute Good Reason.

5.	Miscellaneous.

(a)	Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Consultant or Mitchell, their affiliates, beneficiaries or legal representatives without Mosaic’s prior written consent.

(b)	Binding Effect. Without limiting or diminishing the effect of Section 5(a) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

(c)	Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(d)	Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid or sent by overnight courier, if to Mosaic, at its principal place of business, and if to Consultant or Mitchell, at the address most recently filed with Mosaic, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

(e)

Section 409A. It is the intention of Mosaic and Consultant and Mitchell that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. Mosaic and Consultant and Mitchell agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Consultant and Mitchell shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Consultant or Mitchell in connection with this Agreement (including any taxes and penalties under Section 409A), and neither Mosaic nor any affiliate shall have any obligation to indemnify or otherwise hold Consultant or Mitchell (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Agreement to the contrary, in the event that Mitchell is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Consultant prior to the date that is six (6) months after the date of Consultant’s or Mitchell’s “separation from service” (as defined in Section 409A) or, if earlier, Mitchell’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service.” To the extent that any reimbursements pursuant to this Agreement are taxable to Consultant, any such reimbursement payment due to Consultant shall be paid to Consultant as promptly as practicable, and in all events on or before the last day of Consultant’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Consultant receives in one taxable year shall not affect the amount of such benefits or reimbursements that Consultant receives in any other taxable year.

(f)	No Claim Against the Trust Account. The Consultant acknowledges and agrees that he shall have no right of setoff or right, title, interest or claim of any kind (“Claim”) against the trust account (“Trust Account”) which is or will be established by Mosaic for the benefit of its public shareholders upon the IPO. Consultant waives any Claims to receive any payments or benefits pursuant to this Agreement from the Trust Account and Consultant may only pursue any such Claim against Mosaic outside of the Trust Account.

(g)	Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

(h)

Governing Law; Arbitration. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Any controversy, claim or dispute between the parties relating to the Consultant’s services or termination of services, whether or not the controversy, claim or dispute arises under this Agreement, shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of his or her decision on the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.

(i)	No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

(j)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

6.	Acknowledgement. Consultant and Mitchell each represents and acknowledges that it and he each:

(a)	Has carefully read this Agreement in its entirety;

(b)	Understands the terms and conditions contained herein;

(c)	Has had the opportunity to review this Agreement with legal counsel of its or his own choosing and has not relied on any statements made by Mosaic or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d)	Is entering into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, Consultant, Mitchell and the authorized representative of the Board of Mosaic execute and enter into this Agreement as of the date first above written.

CFO BULLPEN LLC		MOSAIC ACQUISITION CORPORATION

/s/ William H. Mitchell		/s/ David Maura
By:	William H. Mitchell	By:	David Maura
	Authorized Signatory		Chief Executive Officer

WILLIAM H. MITCHELL (solely for purposes of Sections 1 and 6)

/s/ William H. Mitchell
William H. Mitchell